As filed with the Securities and Exchange Commission on January 15, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XTI Aerospace, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0434915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8123 InterPort Blvd., Suite C
Englewood, CO 80112
(800) 680-7412

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Scott Pomeroy
Chief Executive Officer
XTI Aerospace, Inc.
8123 InterPort Blvd., Suite C
Englewood, CO 80112
(800) 680-7412

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Blake J. Baron, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue, 25th Floor

New York, NY 10022

(212) 509-3900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 15, 2026

PRELIMINARY PROSPECTUS

18,031,466 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under “Selling Stockholders,” of up to 18,031,466 shares of our common stock, $0.001 par value per share (the “Common Stock”). Such shares consist of (i) 1,721,980 shares of Common Stock that were issued in connection with the automatic conversion of all outstanding shares of Series 10 Convertible Preferred Stock, par value $0.001 per share (the “Series 10 Preferred Stock”), all of which were purchased by an investor in a private placement that closed on November 12, 2025 (the “November 2025 PIPE”), (ii) 15,307,735 shares of Common Stock that are issuable upon the exercise of a pre-funded warrant (the “Pre-Funded Warrant”) that was issued in lieu of Common Stock in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (iii) 837,801 shares of Common Stock that are issuable upon the exercise of warrants (the “Placement Agent Warrants”) that were issued as compensation to the placement agent of the November 2025 PIPE and its designees, (iv) 153,955 shares of Common Stock that were issued to certain selling stockholders as compensation for financial advisory or consulting services pursuant to the terms of advisory and consulting agreements, and (v) 9,995 shares of Common Stock that were issued to certain selling stockholders pursuant to the XTI Merger Agreement (as defined below).

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders under this prospectus. The selling stockholders will bear all brokerage commissions and similar expenses attributable to the sale of shares under this prospectus, and we will bear all costs, expenses and fees in connection with the registration of such shares. The selling stockholders may sell the shares of Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. Such shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See “Plan of Distribution” beginning on page 18.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”), under the symbol “XTIA”. The last reported sale price of our Common Stock on Nasdaq on January 14, 2026 was $1.77 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell, from time to time, in one or more offerings, up to 18,031,466 shares of Common Stock, consisting of (i) 1,721,980 shares of Common Stock that were issued in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (ii) 15,307,735 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant that was issued in lieu of Common Stock in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (iii) 837,801 shares of Common Stock that are issuable upon the exercise of the Placement Agent Warrants, (iv) 153,955 shares of Common Stock that were issued to certain selling stockholders as compensation for financial advisory or consulting services pursuant to the terms of advisory and consulting agreements, and (v) 9,995 shares of Common Stock that were issued to certain selling stockholders pursuant to the XTI Merger Agreement.

We may file one or more prospectus supplements, or, if appropriate, post-effective amendments, to accompany this prospectus to add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, you should rely on the information in the accompanying prospectus supplement or post-effective amendment. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. You should read both this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, and any free writing prospectus together with the additional information described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment or free-writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus or post-effective amendment we have prepared. We and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our Common Stock are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

When we refer to “XTI Aerospace,” “we,” “our,” “us” and the “Company” in this prospectus, we mean XTI Aerospace, Inc. and its consolidated subsidiaries, taken as a whole, unless otherwise specified. When we refer to “you,” we mean the potential purchasers of the securities offered by this prospectus.

Note Regarding Reverse Stock Splits

The Company effected a reverse stock split of its outstanding Common Stock at a ratio of 1-for-100, effective as of March 12, 2024, for the purpose of complying with Nasdaq Listing Rule 5550(a)(2) and satisfying the bid price requirements applicable for initial listing applications in connection with the closing of the XTI Merger (as defined below). The Company also effected a reverse stock split of its outstanding Common Stock at a ratio of 1-for-250, effective as of January 10, 2025, for the purpose of complying with Nasdaq Listing Rule 5550(a)(2). The Company has reflected the reverse stock splits herein, unless otherwise indicated.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections included in or incorporated by reference herein.

Overview

We are primarily an aircraft development company focused on the design and commercialization of vertical takeoff and landing (“VTOL”) aircraft. We also provide real-time location systems (“RTLS”) for industrial applications and, through our subsidiary, Drone Nerds, LLC, offer drone distribution and technology solutions.

Headquartered in Englewood, Colorado, the Company is developing a VTOL airplane that is designed to take off and land like a helicopter and cruise like a fixed-wing business airplane. We believe our initial configuration, the TriFan 600 airplane, will be one of the first civilian fixed-wing VTOL airplanes that offers the speed and comfort of a business airplane and the range and versatility of VTOL for a wide range of customer applications, including private aviation for business and high net worth individuals, emergency medical services and regional charter air travel, defining a new category of VTOL that we term the “xVTOL.” The TriFan 600 is a seven-occupant airplane intended to provide point-to-point air travel over distances of over 1,000 miles, fly at twice the speed and three times the range of competing helicopters and cruise at altitudes of up to 25,000 feet. Since 2013, we have been engaged primarily in developing the aerodynamic performance and top-level engineering design of the TriFan 600, building and testing a two-thirds scale unmanned version of the TriFan 600, generating pre-orders for the TriFan 600, and seeking funds from investors to enable the Company to advance the detailed design and certification of the TriFan 600, and to eventually engage in commercial production and sale of the TriFan 600.

We continue to work to optimize our airplane design for both manufacturing and certification. The development of an xVTOL airplane that meets our business requirements demands significant design and development efforts on all facets of the airplane. We believe that by bringing together a mix of talent with VTOL and traditional commercial aerospace backgrounds, we have built a team that enables us to move through the design, development, and certification of our xVTOL airplane with the Federal Aviation Administration (“FAA”) in an efficient manner, thus allowing us to achieve our end goal of bringing to market our airplane as efficiently as possible.

To date, we have not generated any revenue from aircraft sales because we are still designing and developing our xVTOL airplane. Additionally, we are seeking the necessary governmental approvals to bring the airplane into service. To continue funding these efforts, we will need to raise capital for the foreseeable future. The amount and timing of our future capital needs will depend on various factors, including the progress and results of our airplane’s design and development, our manufacturing operations, and our success in obtaining the required FAA certifications and other government approvals. For instance, any significant delays in securing FAA certifications or other government approvals may force us to raise more capital and could postpone our ability to generate revenue from aircraft sales.

Our RTLS solutions leverage cutting-edge technologies such as IoT, AI, and big data analytics to provide real-time tracking and monitoring of assets, machines, and people within industrial environments. With our RTLS solutions, businesses can achieve improved operational efficiency, enhanced safety and reduced costs. By having real-time visibility into operations, industrial organizations can make informed, data-driven decisions, minimize downtime, and ensure compliance with industry regulations.

Drone Nerds, LLC (“Drone Nerds”), a Florida limited liability company founded in 2014 and headquartered in Dania Beach, Florida, is one of the largest drone distributors and solutions providers in the United States. Drone Nerds specializes in the wholesale, retail and e-commerce sale of advanced drone systems and related technologies serving commercial, governmental, and consumer markets, including public safety, construction, energy, and agriculture. The company operates both an online sales platform and a retail location in South Florida and maintains one of the largest drone inventories in the U.S., representing over 30 leading brands. Through its nationwide network of sales, marketing, and service professionals, Drone Nerds delivers comprehensive enterprise drone solutions that improve operational performance and data-driven decision-making for its customers.

We currently report financial results for two segments: Commercial Aviation and Industrial IoT. For Industrial IoT, we generate revenue from sales of hardware, software licenses and professional services. During the quarter ended December 31, 2024, we began exploring strategic options to wind down and/or sell the hardware portions of our Industrial IoT business segment in order to shift our focus towards the sales of software products. For Commercial Aviation, the segment is pre-revenue as we are currently developing the TriFan 600 airplane. As a result of the acquisitions of Drone Nerds and Anzu Robotics, LLC, a Delaware limited liability company (“Anzu Robotics”), we expect to report a separate operating segment focused on drone distribution, services and related technologies beginning in a future reporting period, although the final determination of segment reporting and related disclosures has not yet been completed and is therefore still under evaluation.

Corporate Strategy

Our primary focus is to power what we term the Vertical Economy™ by delivering high-performance xVTOL solutions that scale from aircraft to innovative technologies and infrastructure. We identify seven areas that comprise the Vertical Economy: unmanned aircraft, manned aircraft, power technology, airspace and infrastructure management, artificial intelligence, aircraft advanced materials and next gen manufacturing. The term “xVTOL” is intended to encompass the broad spectrum of vertical lift technologies within the Vertical Economy, including various aircraft types (e.g., electric VTOL, regional VTOL and drones), operational models (manned and unmanned), supporting technologies (e.g., propulsion systems and aerospace-related artificial intelligence technologies) and customer applications. With the TriFan 600 as our flagship commercial aviation product, we are laying the groundwork for an innovative family of versatile aircraft and solutions addressing passenger travel, logistics, autonomous operations and defense missions that we believe will unlock significant growth and market leadership.

Expanding into autonomous, remotely operated drones via the acquisition of Drone Nerds was an important element of our evolving strategic focus. By combining drone technology with VTOL innovation, we believe we are positioning the Company to accelerate the development of both unmanned aerial vehicles and VTOL solutions, expand its market presence, and create new revenue-generating opportunities across multiple industries. We will also be opportunistic and may consider other strategic transactions, which may include, but not be limited to, other alternative investment opportunities, such as minority investments and joint ventures. If we make any acquisitions in the future, we expect that we may pay for such acquisitions with cash, equity securities and/or debt in combinations appropriate for each acquisition.

Recent Developments

Acquisitions of Drone Nerds and Anzu Robotics

On November 10, 2025, XTI Drones Holdings, LLC, a Texas limited liability company (“XTI Drones Holdings”) and a subsidiary of our wholly-owned subsidiary, XTI Drones, LLC, acquired 100% of the issued and outstanding equity interests of two enterprise drone solutions providers, Drone Nerds and Anzu Robotics, pursuant to the terms of two separate membership interest purchase agreements, in exchange for aggregate consideration consisting of (i) approximately $20 million in cash, (ii) promissory notes in the aggregate original principal amount of approximately $11.9 million (including approximately $1.6 million in working capital adjustments), and (iii) an aggregate of 6,524,576 Class B Units of XTI Drones Holdings (the “Class B Units”) with a fair market value of approximately $9.7 million. The aggregate purchase price for each acquisition is subject to customary post-closing adjustments. We paid ThinkEquity LLC (“ThinkEquity”) fees of approximately $1.2 million as compensation for advisory services in connection with the acquisitions.

The Class B Units of XTI Drones Holdings are exchangeable at any time after May 1, 2026 for shares of our Common Stock on a one-for-one basis, provided that such exchange ratio is subject to equitable adjustments for stock splits, stock dividends, reclassifications and similar transactions affecting the Common Stock. In addition, on the date that is 15 months after November 10, 2025, all outstanding Class B Units will automatically be exchanged for shares of Common Stock on a one-for-one basis, subject to the foregoing adjustments. The Drone Nerds and Anzu Robotics sellers entered into lock-up agreements pursuant to which they agreed not to, without our prior consent, sell, transfer or dispose of any shares of Common Stock until November 10, 2026. Following the exchange of all outstanding Class B Units into shares of Common Stock, XTI Drones, LLC will own 100% of the membership interests of XTI Drones Holdings, and Drone Nerds and Anzu Robotics will be indirect, wholly-owned subsidiaries of XTI Aerospace, Inc.

November 2025 Private Placement and Automatic Conversion of Series 10 Preferred Stock

On November 10, 2025, we entered into a securities purchase agreement (the “PIPE Purchase Agreement”) with Unusual Machines, Inc., a Nevada corporation (“Unusual Machines”), pursuant to which we sold Unusual Machines 25,000 shares of Series 10 Preferred Stock for $25,000,000 (the “Subscription Amount”) in the November 2025 PIPE, which closed on November 12, 2025. On November 10, 2025, we filed the certificate of designation of preferences, rights and limitations of the Series 10 Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada.

The issuance of shares of Common Stock upon conversion of, or as a dividend on, the Series 10 Preferred Stock and upon exercise of the Placement Agent Warrants was subject to our receipt of our shareholders’ approval of the issuance of such shares in compliance with Nasdaq Listing Rule 5635 (the “Shareholder Approval”). We agreed to hold an annual or special meeting of shareholders to obtain such Shareholder Approval in accordance with the terms of the PIPE Purchase Agreement and the Placement Agent Warrants. On December 30, 2025, we held our 2025 annual meeting of shareholders at which we obtained the Shareholder Approval.

In accordance with the terms of the Certificate of Designation, as a result of the Shareholder Approval, each outstanding share of Series 10 Preferred Stock automatically converted into that number of shares of Common Stock determined by dividing the $1,000 stated value per share of Series 10 Preferred Stock (the “Stated Value”) plus all unpaid accrued and accumulated preferential dividends on such share (whether or not declared) by a conversion price of $1.492 per share, subject to the beneficial ownership limitation in the Series 10 Preferred Stock. From the date of issuance (November 12, 2025) until the automatic conversion, each share of Series 10 Preferred Stock accrued preferential dividends at an annual rate of 12.0% of the Stated Value computed on the basis of a 360-day year and twelve 30-day months.

As a result of the automatic conversion of the Series 10 Preferred Stock, on January 5, 2026, the Company issued Unusual Machines 1,721,980 shares of Common Stock (the “Conversion Shares”) and a pre-funded warrant to purchase 15,307,735 shares of Common Stock (the “Pre-Funded Warrant” and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrant, the “Pre-Funded Warrant Shares”). The Pre-Funded Warrant was issued in lieu of Common Stock due to the beneficial ownership limitation in the Series 10 Preferred Stock. The Pre-Funded Warrant is immediately exercisable and may be exercised at any time until it is exercised in full. The Pre-Funded Warrant has an exercise price of $0.0001 per share, provided that such exercise price is deemed pre-paid as part of the Subscription Amount. The Pre-Funded Warrant may not be exercised if the holder thereof (together with its affiliates and any other persons acting as a group with such holder) own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise; provided, however, that the holder may increase or decrease the beneficial ownership limitation by giving prior written notice to the Company (61 days’ notice for increases), but not to any percentage in excess of 9.99%. The Pre-Funded Warrant includes customary provisions including rights upon a fundamental transaction, adjustments for stock splits and dividends and purchase rights.

Pursuant to the PIPE Purchase Agreement, we agreed to file a registration statement covering the resale by Unusual Machines of the Conversion Shares and Pre-Funded Warrant Shares (collectively, the “Underlying Shares”), within 90 days of the closing date of the November 2025 PIPE. We agreed to use commercially reasonable efforts to cause such registration to become effective within 60 days (or 90 days if the SEC notifies us that it will “review” the registration statement) following the initial filing of such registration statement and to keep such registration statement effective at all times until the earlier of (i) the time that Unusual Machines and its successors and assigns does not own the Pre-Funded Warrant or the Underlying Shares or (ii) the date on which the Underlying Shares may be sold without restriction, including volume or manner-of-sale restrictions, pursuant to Rule 144. We have filed the registration statement of which this prospectus forms a part pursuant to the PIPE Purchase Agreement.

From the date of the PIPE Purchase Agreement until the later of the date that is 5 days from the date (a) Shareholder Approval is obtained and (b) the date that the registration statement covering the resale of the Underlying Shares has been declared effective by the SEC, the Company agreed to not enter into any transaction for the sale of any of its equity securities or securities convertible into its equity securities unless the price per share of Common Stock or per unit price (or conversion price or exercise price, as applicable) is equal to or greater than $2.50, subject to certain customary exempt issuance exceptions.

ThinkEquity served as our placement agent in connection with the November 2025 PIPE, pursuant to a placement agency agreement, dated November 10, 2025, by and between us and ThinkEquity. We paid ThinkEquity $1,750,000 of placement agent fees and reimbursed ThinkEquity for $175,000 of actual out-of-pocket offering expenses. Additionally, we issued ThinkEquity and its designees Placement Agent Warrants to purchase an aggregate of 837,801 shares of Common Stock, which were exercisable commencing November 12, 2025, expire November 12, 2030 and have an exercise price of $1.492 per share. The shares of Common Stock underlying the Placement Agent Warrants are being offered for resale in the registration statement of which this prospectus forms a part.

Corporate Information

We were originally formed in the State of Nevada in April 1999. On March 12, 2024, XTI Aerospace, Inc. (formerly known as Inpixon (“Legacy Inpixon”)), Superfly Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of XTI Aerospace, Inc. (“Merger Sub”), and XTI Aircraft Company, a Delaware corporation (“Legacy XTI”), completed a merger transaction pursuant to that certain Agreement and Plan of Merger, dated as of July 24, 2023 and amended on December 30, 2023 and March 12, 2024 (as so amended, the “XTI Merger Agreement”), whereby Merger Sub merged with and into Legacy XTI with Legacy XTI surviving the merger as a wholly-owned subsidiary of XTI Aerospace, Inc. (the “XTI Merger”). In connection with the closing of the XTI Merger, we changed our corporate name to “XTI Aerospace, Inc.”

On November 10, 2025, we acquired Drone Nerds and Anzu Robotics, as described under “Recent Developments” above.

Our subsidiaries include Legacy XTI, Drone Nerds, Anzu Robotics, Inpixon GmbH, based in Berlin, Germany, IntraNav GmbH, based in Eschborn, Germany, XTI Drones, LLC, a Texas limited liability company, and XTI Drones Holdings, LLC, a Texas limited liability company.

Our principal executive offices are located at Centennial Airport at 8123 InterPort Blvd., Suite C, Englewood, Colorado 80112. Our telephone number is (800) 680-7412. Our Internet website is www.xtiaerospace.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making any investment decision relating to our securities.

THE OFFERING

Common Stock offered by the selling stockholders	18,031,466 shares of Common Stock, consisting of (i) 1,721,980 shares of Common Stock that were issued in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (ii) 15,307,735 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant that was issued in lieu of Common Stock in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (iii) 837,801 shares of Common Stock that are issuable upon the exercise of the Placement Agent Warrants, (iv) 153,955 shares of Common Stock that were issued to certain selling stockholders as compensation for financial advisory or consulting services pursuant to the terms of advisory and consulting agreements, and (v) 9,995 shares of Common Stock that were issued to certain selling stockholders pursuant to the XTI Merger Agreement.

Terms of this offering	The selling stockholders may sell the shares of Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. Such shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See “Plan of Distribution” beginning on page 18.

Use of proceeds	We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders under this prospectus. All proceeds from the sale of shares of Common Stock offered by this prospectus will be for the account of the selling stockholders.

Registration rights	We have filed the registration statement of which this prospectus forms a part to satisfy registration rights we granted to certain selling stockholders pursuant to the PIPE Purchase Agreement, the July 2024 Advisory Agreement (as defined below), the May 2025 Advisory Agreement (as defined below) and the XTI Merger Agreement, as applicable, and to register for resale the Common Stock issuable upon the exercise of the Placement Agent Warrants.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and the risk factors incorporated by reference into this prospectus.

Nasdaq listing symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “XTIA.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors described below and discussed in our annual report on Form 10-K for the year ended December 31, 2024, under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly reports on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in our other filings with the SEC that are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If any of these risks or uncertainties actually occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose all or part of the value of your investment.

Risks Related to our Common Stock, this Offering and our Business

A sale of a substantial number of shares of Common Stock by the selling stockholders could cause the price of our Common Stock to decline.

The shares of Common Stock covered by this prospectus represent a large number of shares of our Common Stock, and, following the effectiveness of the registration statement of which this prospectus forms a part, such shares of Common Stock may be sold by the selling stockholders in the public market without restriction. If the selling stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of the shares of Common Stock in the public market, the price of our Common Stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our failure to maintain compliance with the continued listing requirements of the Nasdaq Capital Market may result in our common stock being delisted from the Nasdaq Capital Market, which could negatively impact the price of our common stock, liquidity, our ability to access the capital markets and our stockholders’ ability to sell their shares.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “XTIA.” The listing standards of Nasdaq provide that a company, in order to qualify for continued listing, must maintain a minimum stock price of $1.00 and satisfy standards relative to minimum stockholders’ equity, minimum market value of publicly held shares and various additional requirements. While our common stock is currently listed on Nasdaq, we can give no assurance that we will be able to maintain compliance with the continued listing requirements for Nasdaq. If we fail to maintain compliance with any such continued listing requirement, there can also be no assurance that we will be able to regain compliance with any such continued listing requirement in the future or that our common stock will not be delisted in the future. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

●	limited availability of market quotations for our securities;

●	a determination that the common stock is a “penny stock” which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of common stock;

●	a low probability that analysts will cover the Company in the future; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Delisting from Nasdaq could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

If our shares of common stock lose their status on Nasdaq, we believe that they would likely be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by OTC Markets Group Inc., commonly referred to as the Pink Open Market and we may also qualify to be traded on their OTCQB market (The Venture Market). These markets are generally not considered to be as efficient as, and not as broad as, Nasdaq. Selling our shares on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock or even holding our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, our securities offerings, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business.

Additionally, we are and we may be made a party to future claims relating to the XTI Merger. On December 6, 2023, Xeriant, Inc. (“Xeriant”) filed a complaint in the United States District Court for the Southern District of New York (the “S.D.N.Y.”) against Legacy XTI, two unnamed entities, and five unnamed individuals. On January 31, 2024, Xeriant filed an amended complaint adding the Company as a defendant. On February 29, 2024, Xeriant filed a second amended complaint, removing the Company and one of the unnamed entities as defendants. The second amended complaint alleges that Legacy XTI breached several agreements with Xeriant, including a Joint Venture Agreement dated May 31, 2021, a cross-patent license agreement, an operating agreement, and a letter dated May 17, 2022, which Xeriant claims arose from its introduction of Legacy XTI to a Nasdaq-listed company as a potential acquirer. Xeriant further alleges that it provided intellectual property, expertise, and capital in connection with Legacy XTI’s TriFan 600 aircraft and was improperly excluded from a subsequent transaction involving the TriFan 600 technology as part of Legacy XTI’s merger with the Company. Xeriant asserts causes of action for breach of contract, fraud, unjust enrichment, and misappropriation of confidential information, and seeks damages in excess of $500 million, along with injunctive and other equitable relief. On March 13, 2024, Legacy XTI moved to dismiss portions of the second amended complaint. The S.D.N.Y. denied that motion on January 14, 2025. Legacy XTI filed an answer on January 28, 2025, and subsequently filed an amended answer and counterclaims on February 18, 2025. The amended counterclaims, further amended on April 14, 2025, allege that Xeriant breached the Joint Venture Agreement by failing to make required capital contributions of approximately $4.6 million and by failing to deliver promised intellectual property and strategic support. Legacy XTI further alleges that Xeriant breached its fiduciary duty by engaging in coercive and self-dealing conduct, including conditioning a strategic introduction on the issuance of equity and assumption of debt. Legacy XTI seeks declaratory relief confirming that the joint venture has been terminated, that all intellectual property related to the TriFan 600 belongs solely to Legacy XTI, and that Xeriant has no rights in the TriFan 600 technology. On April 28, 2025, Xeriant moved to dismiss Legacy XTI’s second amended counterclaims. On September 23, 2025, the S.D.N.Y. denied Xeriant’s motion, concluding that Legacy XTI plausibly alleged claims against Xeriant for breach of contract, breach of fiduciary duty, and declaratory judgment. The S.D.N.Y. found that Legacy XTI had adequately pleaded that Xeriant was obligated to contribute $10 million in funding to the joint venture and that it acted disloyally by leveraging a potential merger opportunity for its own benefit. Following the S.D.N.Y.’s September 23, 2025 denial of Xeriant’s motion to dismiss Legacy XTI’s counterclaims, the litigation has advanced into full discovery. The S.D.N.Y. has since compelled Xeriant to comply with its discovery obligations and warned that continued noncompliance would result in dismissal of its claims. While the Company continues to believe the allegations against Legacy XTI are meritless, the case remains in active discovery and subject to close judicial supervision, which may increase litigation costs and extend the duration of the proceedings. On December 9, 2025, Xeriant filed a Third Amended Complaint, voluntarily non-suiting five counts from the prior complaint and revising its damages demand from $500 million to an unspecified amount. On December 23, 2025, Legacy XTI filed it Answer, Affirmative Defenses, and Counterclaims in response to the Third Amended Complaint. The outcome of the litigation cannot presently be predicted, and any adverse determination could have a material impact on the Company.

In connection with the litigation matter described in the immediately preceding paragraph, on June 12, 2024, the Company received correspondence from legal counsel for Auctus Fund, LLC (“Auctus”), dated April 3, 2024, asserting that the Company and/or Legacy XTI may have assumed Xeriant’s obligations under a Senior Secured Promissory Note (the “Note”) issued by Xeriant to Auctus in the original principal amount of $6,050,000, pursuant to a letter agreement dated May 17, 2022, between Xeriant and Legacy XTI (the “May 17 letter”). Auctus claimed that the outstanding amount due under the Note, including accrued interest, was $8,435,008.81 as of April 3, 2024. In July 2024, Legacy XTI responded to Auctus’s claims, asserting that the May 17 letter is invalid and unenforceable on multiple grounds. Legacy XTI further stated that, even if the May 17 letter were enforceable, it did not create or trigger any obligation for Legacy XTI to assume Xeriant’s debt under the Note or otherwise. On May 13, 2025, Auctus filed a lawsuit against Legacy XTI in the District Court of Arapahoe County, Colorado, asserting a single claim for breach of contract based on its prior allegations. Auctus contends that Legacy XTI is contractually obligated to repay nearly $9 million in principal and accrued interest, based on Legacy XTI’s entry into a loan agreement with Legacy Inpixon in March 2023 and its subsequent merger with Legacy Inpixon in March 2024. On June 25, 2025, Legacy XTI filed a motion to dismiss or, in the alternative, to stay the proceedings pending resolution of the Xeriant litigation. Legacy XTI’s motion asserts that Auctus’ complaint should be dismissed: (i) for lack of standing, because Auctus is neither a party to, nor a third-party beneficiary of, the May 17 letter; (ii) for failure of a condition precedent, because no obligation ever arose in that the alleged triggering condition—a business combination involving Legacy XTI and Legacy Inpixon did not occur within the required one-year time frame; (iii) for lack of valid assignment, because Xeriant’s unilateral assignment of debt to Legacy XTI is void because the underlying Note prohibits assignment without Auctus’s prior written consent, which is not alleged. On August 5, 2025, Auctus filed a response arguing that it was an intended third-party beneficiary of the May 17 letter, that the anti-assignment clause does not bar its claims, and that the request for a stay is unwarranted because the Xeriant litigation involves different parties and broader claims. On September 12, 2025, Legacy XTI filed a Reply Brief reinforcing that Auctus lacks standing, that no obligation ever arose under the May 17 Letter because no qualifying transaction occurred within its one-year term, and that any purported transfer of debt is void under the Note’s anti-assignment clause. The Reply also emphasized that the enforceability of the May 17 Letter is already before the S.D.N.Y. and urged dismissal or a stay to avoid inconsistent rulings. On October 2, 2025, Legacy XTI filed a Notice of Supplemental Authority submitting the September 23, 2025 Order of the S.D.N.Y., which denied Xeriant’s motion to dismiss Legacy XTI’s counterclaims and held that Legacy XTI had plausibly alleged that the May 17 Letter expired by its terms and is unenforceable. Legacy XTI asserted that the S.D.N.Y. ruling directly supports dismissal or a stay because it confirms that the same alleged contract and issues raised by Auctus are already being adjudicated in the federal case. On November 7, 2025, the court denied Legacy XTI’s motion to dismiss or, in the alternative, stay the proceedings. The court held that, when viewing the allegations in the light most favorable to Auctus, the complaint plausibly stated claims for relief under Colorado’s notice-pleading standard. The court further denied XTI’s alternative request for a stay, reasoning that the parties were not identical to those in the federal action and therefore comity and judicial economy did not warrant a stay. The court nonetheless directed the parties to update it regarding the outcome of the federal case to the extent it may be dispositive of overlapping issues. On November 21, 2025, Legacy XTI filed its Answer and Affirmative Defenses to the Complaint. The Company will continue to vigorously defend against the claims but cannot predict the timing or outcome of the proceedings or estimate any potential exposure.

Regardless of the merits of any particular claim, responding to such actions could divert time, resources and management’s attention away from our business operations, and we may incur significant expenses in defending these lawsuits or other similar lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could have a material adverse effect on our financial condition, operating results and cash flows. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as deductibles and caps on amounts of coverage. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to coverage for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our available insurance coverage for a particular claim.

We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve such claims or litigation. Litigation and other legal claims are subject to inherent uncertainties. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of threatened litigation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” “strategy,” “future,” “likely,” and similar expressions are intended to identify forward-looking statements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus and other periodic reports incorporated herein by reference, regarding, among other things:

●	our history of losses;

●	our ability to achieve profitability;

●	the risk that we have a limited operating history, have not yet manufactured any non-prototype aircraft or delivered any aircraft to a customer, and we and our current and future collaborators may be unable to successfully develop and market our aircraft or solutions, or may experience significant delays in doing so;

●	the risk that we may not realize the expected benefits of the Drone Nerds and Anzu Robotics acquisitions;

●	unexpected costs, charges or expenses resulting from the Drone Nerds and Anzu Robotics acquisitions or any future acquisition or difficulties in integrating and operating acquired companies;

●	the ability to meet the development and commercialization schedule with respect to the TriFan 600;

●	our ability to secure required certifications for the TriFan 600 and/or any other aircraft we develop;

●	our ability to navigate the regulatory environment and complexities with compliance related to such environment;

●	the risk that our conditional pre-orders (which include conditional aircraft purchase agreements, non-binding reservations, and options) are canceled, modified, delayed or not placed and that we must return the refundable deposits;

●	our ability to obtain adequate financing in the future as needed;

●	emerging competition and rapidly advancing technologies in our industries that may outpace our technology;

●	the risk that other aircraft manufacturers develop competitive VTOL aircraft or other competitive aircraft that adversely affect our market position;

●	customer demand for the products and services we develop;

●	our ability to develop other new products and technologies;

●	our ability to attract customers and/or fulfill customer orders;

●	our ability to enhance and maintain the reputation of our brand and expand our customer base;

●	our ability to scale in a cost-effective manner and maintain and expand our manufacturing and supply chain relationships;

●	our ability to attract, integrate, manage, and retain qualified personnel or key employees;

●	our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market;

●	the risks relating to long development and sales cycles, our ability to satisfy the conditions and deliver on the orders and reservations, our ability to maintain quality control of our aircraft, and our dependence on third parties for supplying components and potentially manufacturing the aircraft;

●	the risk that our ability to sell our aircraft may be limited by circumstances beyond our control, such as a shortage of pilots and mechanics who meet the training standards, high maintenance frequencies and costs for the sold aircraft, and any accidents or incidents involving VTOL aircraft that may harm customer confidence;

●	general economic conditions and events and the impact they may have on us and our potential customers, including, but not limited to escalating tariff and non-tariff trade measures imposed by the U.S. and other countries, increases in inflation rates and rates of interest, supply chain challenges, increased costs for materials and labor, cybersecurity attacks, the ongoing conflicts between Russia and Ukraine, and Hamas and Israel, and public health threats such as the COVID-19 pandemic;

●	lawsuits and other claims by third parties or investigations by various regulatory agencies that we may be subjected to and are required to report, including but not limited to, the SEC;

●	the outcome of any known and unknown litigation and regulatory proceedings;

●	the risk that our future patent applications may not be approved or may take longer than expected, and that we may incur substantial costs in enforcing and protecting our intellectual property;

●	our ability to respond to a failure of our systems and technology to operate our business;

●	the impact of any changes in existing or future tax regimes;

●	our success at managing the risks involved in the foregoing items; and

●	other risks and factors discussed in this prospectus.

The risks set forth above are not exhaustive. Other sections of this prospectus and the documents incorporated herein by reference may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, spinouts or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders under this prospectus. All proceeds from the sale of shares of Common Stock offered by this prospectus will be for the account of the selling stockholders. The selling stockholders will bear all brokerage commissions and similar expenses attributable to the sale of shares under this prospectus, and we will bear all costs, expenses and fees in connection with the registration of such shares.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the selling stockholders identified in the table below of up to an aggregate of 18,031,466 shares of Common Stock, consisting of (i) 1,721,980 shares of Common Stock that were issued in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (ii) 15,307,735 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant that was issued in lieu of Common Stock in connection with the automatic conversion of all outstanding shares of Series 10 Preferred Stock, (iii) 837,801 shares of Common Stock that are issuable upon the exercise of the Placement Agent Warrants, (iv) 153,955 shares of Common Stock that were issued to certain selling stockholders as compensation for financial advisory or consulting services pursuant to the terms of advisory and consulting agreements, and (v) 9,995 shares of Common Stock that were issued to certain selling stockholders pursuant to the XTI Merger Agreement.

Pursuant to the XTI Merger Agreement, we agreed to register the resale of the shares of our Common Stock issued pursuant to the XTI Merger Agreement to David Brody, Susan R. Brody, the David E. Brody 2019 Spousal Trust and the Jason S. Brody 2019 Trust, which shares were not registered on the Company’s registration statement on Form S-4 filed in connection with the XTI Merger.

The below table sets forth certain information with respect to each selling stockholder, including (a) the shares of Common Stock beneficially owned by such selling stockholder prior to this offering, (b) the number of shares of Common Stock being offered by such selling stockholder pursuant to this prospectus and (c) such selling stockholder’s beneficial ownership of Common Stock after completion of this offering, assuming that all of the shares of Common Stock covered by this prospectus (but none of the other shares, if any, held by the selling stockholders) are sold to third parties in this offering. Except as otherwise described in this prospectus, the selling stockholders have not had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

The table is based on information supplied to us by the selling stockholders. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by a selling stockholder, shares of Common Stock subject to derivative securities held by that selling stockholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after January 9, 2026, are deemed outstanding for purposes of such selling stockholder, but not for any other selling stockholder. The selling stockholder’s percentage ownership in the table below is based on 34,508,796 shares of Common Stock outstanding as of January 9, 2026.

The selling stockholders may sell all, some or none of their shares of Common Stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by any of the selling stockholders. Furthermore, since the date on which we filed this prospectus, the selling stockholders may have sold, transferred or disposed of shares of Common Stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” beginning on page 18.

	Beneficially Owned Before Offering		Shares of Common Stock Offered Under this	Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number	Percentage	Prospectus	Number	Percentage(2)
Unusual Machines, Inc.(3)	1,721,980	4.99%	17,029,715	–	–
ThinkEquity LLC(4)	35,107	*	20,107	15,000	*
Charles Giordano(5)(6)	19,038	*	6,429	12,609	*
Chirag Choudhary(5)(7)	163,168	*	40,761	122,407	*
Craig Skop(5)(8)	62,594	*	27,174	35,420	*
Eric Lord(5)(9)	223,700	*	107,679	116,021	*
Jeffrey Singer(5)(10)	6,636	*	2,525	4,111	*
Kevin Mangan(5)(11)	148,727	*	65,735	82,992	*
Kolinda Tomasic(5)(12)	2,013	*	703	1,310	*
Maria Robles(5)(13)	3,320	*	1,263	2,057	*
Mark Peikin(5)(14)	974,927	2.76%	398,192	576,735	1.13%
Phyllis Henderson(5)(15)	9,564	*	3,214	6,350	*
Ramnarain Jaigobind(5)(16)	499,408	1.43%	226,781	272,627	*
William Baquet(5)(17)	220,103	*	66,193	153,910	*
David E. Brody(18)	86,277	*	6,423	79,854	*
Susan R. Brody(19)	3,572	*	3,572	–	–
PUBLIC, NYC LLC(20)	25,000	*	25,000	–	–

*	Less than one percent (1.0%).

(1)	Assumes that all of the shares of Common Stock being registered by this prospectus are resold by the selling stockholders to third parties.

(2)	The selling stockholder’s percentage ownership after the offering assumes the issuance of an aggregate of 16,145,536 shares of Common Stock assuming the full exercise of all of the Pre-Funded Warrant and the Placement Agent Warrants on January 9, 2026, without regard to any limitations exercise, for a total of 50,654,332 shares of Common Stock outstanding as of January 9, 2026.

(3)	The shares of Common Stock shown to be beneficially owned by Unusual Machines before this offering consist of 1,721,980 shares of Common Stock that were issued to Unusual Machines in connection with the automatic conversion of all 25,000 outstanding shares of Series 10 Preferred Stock, all of which were purchased by Unusual Machines in the November 2025 PIPE. The shares of Common Stock shown to be beneficially owned by Unusual Machines before this offering exclude 15,307,735 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrant that was issued to Unusual Machines in lieu of Common Stock in connection with the automatic conversion of the Series 10 Preferred Stock because such Pre-Funded Warrant contains a beneficial ownership blocker of 4.99%. The securities are directly held by Unusual Machines. Allan Thomas Evans, the Chief Executive Officer of Unusual Machines, has voting and dispositive power over the securities held by Unusual Machines. The address of Unusual Machines and Mr. Evans is 4677 LB McLeod Road, Suite J, Orlando, FL 32811.

(4)	The shares of Common Stock shown to be beneficially owned by ThinkEquity before this offering consist of (i) 20,107 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to ThinkEquity as compensation in connection with the November 2025 PIPE, (ii) 15,000 shares of Common Stock issuable upon the exercise of warrants issued to ThinkEquity as compensation in connection with the September 2025 Offering (as defined below). The shares of Common Stock shown to be beneficially owned by ThinkEquity after this offering consist of 15,000 shares of Common Stock issuable upon the exercise of warrants issued to ThinkEquity as compensation in connection with the September 2025 Offering. ThinkEquity is a registered broker dealer with a registered address of 17 State Street, 41st Floor, New York, NY 10004. William Baquet has voting and dispositive power over the securities held by ThinkEquity. ThinkEquity acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, ThinkEquity had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(5)	Each of such selling stockholders is affiliated with ThinkEquity LLC, a registered broker dealer with a registered address of 17 State Street, 41st Floor New York, NY 10004, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the Placement Agent Warrants, the warrants issued in connection with the September 2025 Offering, the June 2025 Offering, the March 2025 Offering and the January Offering (each as defined below), and the shares issued pursuant to the July 2024 Advisory Agreement and the May 2025 Advisory Agreement (each as defined below), as applicable, in the ordinary course of business and, at the time such securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(6)	The shares of Common Stock shown to be beneficially owned by Charles Giordano before this offering consist of (i) 5,571 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Giordano as compensation in connection with the November 2025 PIPE, (ii) 4,156 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Giordano as compensation in connection with the September 2025 Offering, (iii) 6,991 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Giordano as compensation in connection with the June 2025 Offering, (iv) 831 shares of Common Stock issued to Mr. Giordano as compensation pursuant to the May 2025 Advisory Agreement, (v) 978 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Giordano as compensation in connection with the March 2025 Offering, (vi) 484 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Giordano as compensation in connection with the January 2025 Offering, and (vii) 27 shares of Common Stock issued to Mr. Giordano as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Mr. Giordano after this offering consist of (i) 4,156 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Giordano as compensation in connection with the September 2025 Offering, (ii) 6,991 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Giordano as compensation in connection with the June 2025 Offering, (iii) 978 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Giordano as compensation in connection with the March 2025 Offering, and (iv) 484 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Giordano as compensation in connection with the January 2025 Offering.

(7)	The shares of Common Stock shown to be beneficially owned by Chirag Choudhary before this offering consist of (i) 38,401 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Choudhary as compensation in connection with the November 2025 PIPE, (ii) 28,647 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Choudhary as compensation in connection with the September 2025 Offering, (iii) 19,741 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Choudhary as compensation in connection with the June 2025 Offering, (iv) 2,286 shares of Common Stock issued to Mr. Choudhary as compensation pursuant to the May 2025 Advisory Agreement, (v) 2,689 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Choudhary as compensation in connection with the March 2025 Offering, (vi) 1,330 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Choudhary as compensation in connection with the January 2025 Offering, (vii) 74 shares of Common Stock issued to Mr. Choudhary as compensation pursuant to the July 2024 Advisory Agreement and (viii) 70,000 other shares of Common Stock beneficially owned by Mr. Choudhary. The shares of Common Stock shown to be beneficially owned by Mr. Choudhary after this offering consist of (i) 28,647 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Choudhary as compensation in connection with the September 2025 Offering, (ii) 19,741 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Choudhary as compensation in connection with the June 2025 Offering, (iii) 2,689 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Choudhary as compensation in connection with the March 2025 Offering, (iv) 1,330 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Choudhary as compensation in connection with the January 2025 Offering and (v) 70,000 other shares of Common Stock beneficially owned by Mr. Choudhary.

(8)	The shares of Common Stock shown to be beneficially owned by Craig Skop before this offering consist of (i) 27,139 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Skop as compensation in connection with the November 2025 PIPE, (ii) 20,246 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Skop as compensation in connection with the September 2025 Offering, (iii) 13,274 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Skop as compensation in connection with the June 2025 Offering, (iv) 1,271 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Skop as compensation in connection with the March 2025 Offering, (v) 629 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Skop as compensation in connection with the January 2025 Offering, and (vi) 35 shares of Common Stock issued to Mr. Skop as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Mr. Skop after this offering consist of (i) 20,246 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Skop as compensation in connection with the September 2025 Offering, (ii) 13,274 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Skop as compensation in connection with the June 2025 Offering, (iii) 1,271 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Skop as compensation in connection with the March 2025 Offering, and (iv) 629 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Skop as compensation in connection with the January 2025 Offering.

(9)	The shares of Common Stock shown to be beneficially owned by Eric Lord before this offering consist of (i) 101,897 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Lord as compensation in connection with the November 2025 PIPE, (ii) 63,515 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Lord as compensation in connection with the September 2025 Offering, (iii) 45,046 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Lord as compensation in connection with the June 2025 Offering, (iv) 5,634 shares of Common Stock issued to Mr. Lord as compensation pursuant to the May 2025 Advisory Agreement, (v) 4,769 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Lord as compensation in connection with the March 2025 Offering, (vi) 2,691 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Lord as compensation in connection with the January 2025 Offering, and (vii) 148 shares of Common Stock issued to Mr. Lord as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Mr. Lord after this offering consist of (i) 63,515 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Lord as compensation in connection with the September 2025 Offering, (ii) 45,046 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Lord as compensation in connection with the June 2025 Offering, (iii) 4,769 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Lord as compensation in connection with the March 2025 Offering, and (iv) 2,691 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Lord as compensation in connection with the January 2025 Offering.

(10)	The shares of Common Stock shown to be beneficially owned by Jeffrey Singer before this offering consist of (i) 2,513 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Singer as compensation in connection with the November 2025 PIPE, (ii) 1,875 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Singer as compensation in connection with the September 2025 Offering, (iii) 1,577 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Singer as compensation in connection with the June 2025 Offering, (iv) 441 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Singer as compensation in connection with the March 2025 Offering, (v) 218 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Singer as compensation in connection with the January 2025 Offering, and (vi) 12 shares of Common Stock issued to Mr. Singer as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Mr. Singer after this offering consist of (i) 1,875 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Singer as compensation in connection with the September 2025 Offering, (ii) 1,577 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Singer as compensation in connection with the June 2025 Offering, (iii) 441 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Singer as compensation in connection with the March 2025 Offering, and (iv) 218 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Singer as compensation in connection with the January 2025 Offering.

(11)	The shares of Common Stock shown to be beneficially owned by Kevin Mangan before this offering consist of (i) 62,805 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Mangan as compensation in connection with the November 2025 PIPE, (ii) 46,853 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Mangan as compensation in connection with the September 2025 Offering, (iii) 31,147 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Mangan as compensation in connection with the June 2025 Offering, (iv) 2,839 shares of Common Stock issued to Mr. Mangan as compensation pursuant to the May 2025 Advisory Agreement, (v) 3,340 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Mangan as compensation in connection with the March 2025 Offering, (vi) 1,652 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Mangan as compensation in connection with the January 2025 Offering, and (vii) 91 shares of Common Stock issued to Mr. Mangan as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Mr. Mangan after this offering consist of (i) 46,853 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Mangan as compensation in connection with the September 2025 Offering, (ii) 31,147 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Mangan as compensation in connection with the June 2025 Offering, (iii) 3,340 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Mangan as compensation in connection with the March 2025 Offering, and (iv) 1,652 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Mangan as compensation in connection with the January 2025 Offering.

(12)	The shares of Common Stock shown to be beneficially owned by Kolinda Tomasic before this offering consist of (i) 600 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Ms. Tomasic as compensation in connection with the November 2025 PIPE, (ii) 400 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Tomasic as compensation in connection with the September 2025 Offering, (iii) 710 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Tomasic as compensation in connection with the June 2025 Offering, (iv) 100 shares of Common Stock issued to Ms. Tomasic as compensation pursuant to the May 2025 Advisory Agreement, (v) 100 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Tomasic as compensation in connection with the March 2025 Offering, (vi) 100 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Tomasic as compensation in connection with the January 2025 Offering, and (vii) 3 shares of Common Stock issued to Ms. Tomasic as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Ms. Tomasic after this offering consist of (i) 400 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Tomasic as compensation in connection with the September 2025 Offering, (ii) 710 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Tomasic as compensation in connection with the June 2025 Offering, (iii) 100 shares of Common Stock issued to Ms. Tomasic as compensation pursuant to the March 2025 Offering, and (iv) 100 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Tomasic as compensation in connection with the January 2025 Offering.

(13)	The shares of Common Stock shown to be beneficially owned by Maria Robles before this offering consist of (i) 1,257 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Ms. Robles as compensation in connection with the November 2025 PIPE, (ii) 938 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Robles as compensation in connection with the September 2025 Offering, (iii) 789 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Robles as compensation in connection with the June 2025 Offering, (iv) 221 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Robles as compensation in connection with the March 2025 Offering, (v) 109 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Robles as compensation in connection with the January 2025 Offering, and (vi) 6 shares of Common Stock issued to Ms. Robles as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Ms. Robles after this offering consist of (i) 938 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Robles as compensation in connection with the September 2025 Offering, (ii) 789 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Robles as compensation in connection with the June 2025 Offering, (iii) 221 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Robles as compensation in connection with the March 2025 Offering, and (iv) 109 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Robles as compensation in connection with the January 2025 Offering.

(14)	The shares of Common Stock shown to be beneficially owned by Mark Peikin before this offering consist of (i) 307,892 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Peikin as compensation in connection with the November 2025 PIPE, (ii) 229,688 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Peikin as compensation in connection with the September 2025 Offering, (iii) 193,196 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Peikin as compensation in connection with the June 2025 Offering, (iv) 87,500 shares of Common Stock issued to Mr. Peikin as compensation pursuant to the May 2025 Advisory Agreement, (v) 102,942 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Peikin as compensation in connection with the March 2025 Offering, (vi) 50,909 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Peikin as compensation in connection with the January 2025 Offering, and (vii) 2,800 shares of Common Stock issued to Mr. Peikin as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Mr. Peikin after this offering consist of (i) 229,688 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Peikin as compensation in connection with the September 2025 Offering, (ii) 193,196 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Peikin as compensation in connection with the June 2025 Offering, (iii) 102,942 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Peikin as compensation in connection with the March 2025 Offering, and (iv) 50,909 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Peikin as compensation in connection with the January 2025 Offering.

(15)	The shares of Common Stock shown to be beneficially owned by Phyllis Henderson before this offering consist of (i) 2,800 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Ms. Henderson as compensation in connection with the November 2025 PIPE, (ii) 2,100 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Henderson as compensation in connection with the September 2025 Offering, (iii) 3,450 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Henderson as compensation in connection with the June 2025 Offering, (iv) 400 shares of Common Stock issued to Ms. Henderson as compensation pursuant to the May 2025 Advisory Agreement, (v) 500 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Henderson as compensation in connection with the March 2025 Offering, (vi) 300 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Henderson as compensation in connection with the January 2025 Offering, and (vii) 14 shares of Common Stock issued to Ms. Henderson as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Ms. Henderson after this offering consist of (i) 2,100 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Henderson as compensation in connection with the September 2025 Offering, (ii) 3,450 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Henderson as compensation in connection with the June 2025 Offering, (iii) 500 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Henderson as compensation in connection with the March 2025 Offering, and (iv) 300 shares of Common Stock issuable upon the exercise of warrants issued to Ms. Henderson as compensation in connection with the January 2025 Offering.

(16)	The shares of Common Stock shown to be beneficially owned by Ramnarain Jaigobind before this offering consist of (i) 212,116 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Jaigobind as compensation in connection with the November 2025 PIPE, (ii) 145,739 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Jaigobind as compensation in connection with the September 2025 Offering, (iii) 104,294 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Jaigobind as compensation in connection with the June 2025 Offering, (iv) 14,241 shares of Common Stock issued to Mr. Jaigobind as compensation pursuant to the May 2025 Advisory Agreement, (v) 14,895 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Jaigobind as compensation in connection with the March 2025 Offering, (vi) 7,699 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Jaigobind as compensation in connection with the January 2025 Offering, and (vii) 424 shares of Common Stock issued to Mr. Jaigobind as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Mr. Jaigobind after this offering consist of (i) 145,739 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Jaigobind as compensation in connection with the September 2025 Offering, (ii) 104,294 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Jaigobind as compensation in connection with the June 2025 Offering, (iii) 14,895 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Jaigobind as compensation in connection with the March 2025 Offering, and (iv) 7,699 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Jaigobind as compensation in connection with the January 2025 Offering.

(17)	The shares of Common Stock shown to be beneficially owned by William Baquet before this offering consist of (i) 54,703 shares of Common Stock issuable upon the exercise of Placement Agent Warrants, which were issued to Mr. Baquet as compensation in connection with the November 2025 PIPE, (ii) 40,843 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Baquet as compensation in connection with the September 2025 Offering, (iii) 93,987 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Baquet as compensation in connection with the June 2025 Offering, (iv) 11,169 shares of Common Stock issued to Mr. Baquet as compensation pursuant to the May 2025 Advisory Agreement, (v) 13,128 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Baquet as compensation in connection with the March 2025 Offering, (vi) 5,952 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Baquet as compensation in connection with the January 2025 Offering, and (vii) 321 shares of Common Stock issued to Mr. Baquet as compensation pursuant to the July 2024 Advisory Agreement. The shares of Common Stock shown to be beneficially owned by Mr. Baquet after this offering consist of (i) 40,843 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Baquet as compensation in connection with the September 2025 Offering, (ii) 93,987 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Baquet as compensation in connection with the June 2025 Offering, (iii) 13,128 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Baquet as compensation in connection with the March 2025 Offering, and (iv) 5,952 shares of Common Stock issuable upon the exercise of warrants issued to Mr. Baquet as compensation in connection with the January 2025 Offering.

(18)	The shares of Common Stock shown to be beneficially owned by David Brody before this offering consist of (i) 1,067 shares of Common Stock held directly by Mr. Brody, (ii) 5,356 shares of Common Stock held indirectly through the Jason S. Brody 2019 Trust, of which Mr. Brody is the trustee, and (iii) 79,854 shares of Common Stock issuable upon exercise of options exercisable within 60 days of January 9, 2026. The shares of Common Stock shown to be beneficially owned by Mr. Brody after this offering consist of 79,854 shares of Common Stock issuable upon exercise of options exercisable within 60 days of January 9, 2026. Mr. Brody is the Company’s Secretary and a member of the Company’s board of directors (the “Board”). Mr. Brody is also a director and the founder of Legacy XTI. The address of Mr. Brody is c/o XTI Aerospace, Inc., 8123 InterPort Blvd., Suite C, Englewood, Colorado 80112.

(19)	The shares of Common Stock shown to be beneficially owned by Susan R. Brody before this offering consist of (i) 366 shares of Common Stock held by Mrs. Brody and (ii) 3,206 shares of Common Stock held by the David E. Brody 2019 Spousal Trust, of which Mrs. Brody is the trustee. Mrs. Brody is the spouse of David E. Brody. The address of Mrs. Brody is c/o XTI Aerospace, Inc., 8123 InterPort Blvd., Suite C, Englewood, Colorado 80112.

(20)	The shares of Common Stock shown to be beneficially owned by PUBLIC, NYC LLC (“PUBLIC”) before this offering consist of 25,000 shares issued to PUBLIC pursuant to that certain public relations/branding agreement, dated as of February 1, 2025, by and between the Company and PUBLIC. PUBLIC provides public relations services to the Company. Marco Benedict Larsen, the Chief Executive Officer of PUBLIC, has voting and dispositive power over the securities held by PUBLIC. The address of PUBLIC and Mr. Larsen is 14 Old Logging Rd, Bedford, NY 10506.

Material Relationships with Certain Selling Stockholders

On July 30, 2024, we entered into an agreement with ThinkEquity, which was amended on October 10, 2024 and March 26, 2025 (as so amended, the “July 2024 Advisory Agreement”), whereby we engaged ThinkEquity to provide financial advisory services. Pursuant to the 2024 Advisory Agreement, we issued ThinkEquity’s designees an aggregate of 4,005 shares of restricted Common Stock, subject to certain registration rights, we paid ThinkEquity cash fees of $523,000, and we reimbursed ThinkEquity for $3,200 of out-of-pocket expenses.

ThinkEquity acted as our placement agent in connection with a registered direct offering of Common Stock that closed on January 10, 2025 (the “January 2025 Offering”), pursuant to a placement agency agreement, dated January 7, 2025, by and between us and ThinkEquity. We paid ThinkEquity $1,400,001 of placement agent fees and reimbursed ThinkEquity for $175,000 of actual out-of-pocket offering expenses. Additionally, we issued ThinkEquity and its designees warrants to purchase an aggregate of 72,727 shares of Common Stock, which were exercisable commencing January 10, 2025, expire January 8, 2030, and have an exercise price of $17.1875 per share.

ThinkEquity acted as representative of the underwriters in connection with an underwritten public offering of Common Stock, pre-funded warrants and common warrants that closed on March 31, 2025 (the “March 2025 Offering”), pursuant to an underwriting agreement, dated March 28, 2025, by and between us and ThinkEquity. We paid ThinkEquity $280,002 of underwriting commissions and reimbursed ThinkEquity for $175,000 of actual out-of-pocket offering expenses. Additionally, we issued ThinkEquity and its designees warrants to purchase an aggregate of 147,060 shares of Common Stock, which were exercisable commencing March 31, 2025, expire March 28, 2030, and have an exercise price of $1.70 per share.

On May 13, 2025, we entered into an advisory agreement with ThinkEquity (the “May 2025 Advisory Agreement”), pursuant to which we issued ThinkEquity’s designees an aggregate of 125,000 shares of restricted Common Stock, subject to certain registration rights, and we paid ThinkEquity cash fees of $42,500, as compensation for financial advisory services. ThinkEquity did not receive any demand or piggyback registration rights with respect to such shares.

On June 26, 2025, we consummated the initial closing of an underwritten public offering of Common Stock, pre-funded warrants and common warrants, which included common warrants issued in connection with the partial exercise of the over-allotment option granted to the representative of the underwriters (the “June 2025 Offering”). During July 2025, we consummated multiple partial exercises of such over-allotment option until the over-allotment option was exercised in full. ThinkEquity acted as representative of the underwriters pursuant to an underwriting agreement, dated June 24, 2025, by and between us and ThinkEquity. We paid ThinkEquity $1,287,965 of underwriting commissions and reimbursed ThinkEquity for $175,000 of actual out-of-pocket offering expenses. Additionally, we issued ThinkEquity and its designees warrants to purchase an aggregate of 525,701 shares of Common Stock, which were exercisable immediately upon issuance, expire on the five-year anniversary of the commencement of sales of securities in the June 2025 Offering, and have an exercise price of $2.1875 per share.

ThinkEquity acted as our placement agent in connection with a registered direct offering of Common Stock, pre-funded warrants and common warrants that closed on September 15, 2025 (the “September 2025 Offering”), pursuant to a placement agency agreement, dated September 12, 2025, by and between us and ThinkEquity. We paid ThinkEquity $1,400,000 of placement agent fees and reimbursed ThinkEquity for $175,000 of actual out-of-pocket offering expenses. Additionally, we issued ThinkEquity and its designees warrants to purchase an aggregate of 625,000 shares of Common Stock, which were exercisable commencing September 15, 2025, expire September 12, 2030, and have an exercise price of $2.00 per share.

On November 10, 2025, we completed our acquisitions of Drone Nerds and Anzu Robotics, as described under “Prospectus Summary—Recent Developments—Acquisitions of Drone Nerds and Anzu Robotics.” ThinkEquity served as our advisor in connection with the acquisitions and received fees of approximately $1.2 million.

ThinkEquity acted as our placement agent in connection with the November 2025 PIPE, for which it received the compensation described under “Prospectus Summary—Recent Developments—November 2025 Private Placement and Automatic Conversion of Series 10 Preferred Stock.”

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock covered by this prospectus on behalf of the selling stockholders. All costs, expenses and fees connected with the registration of such shares of Common Stock will be borne by us. Any brokerage commissions and similar expenses connected with selling such shares of Common Stock will be borne by the selling stockholders. The selling stockholders may offer and sell such shares of Common Stock from time to time in one or more transactions. As used in this prospectus, the term “selling stockholders” includes pledgees, donees, transferees and other successors-in-interest who may acquire such shares of Common Stock through a pledge, gift, partnership distribution or other non-sale related transfer from the selling stockholders. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. These transactions include:

●	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to a limited number of purchasers or to a single purchaser;

●	through agents;

●	by delayed delivery contracts or by remarketing firms;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

●	exchange or over-the-counter distributions in accordance with the rules of the exchange or other market;

●	block trades in which the broker-dealer attempts to sell the shares of Common Stock covered by this prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as agent on both sides of the trade;

●	transactions in options, swaps or other derivatives that may or may not be listed on an exchange;

●	through distributions by a selling stockholder or its successors in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or stockholders);

●	a combination of any such method of sale; or

●	any other method permitted pursuant to applicable law.

In connection with distributions of the shares of Common Stock covered by this prospectus or otherwise, the selling stockholders may:

●	sell such shares of Common Stock:

○	in one or more transactions at a fixed price or prices, which may be changed from time to time;

○	at market prices prevailing at the times of sale;

○	at prices related to such prevailing market prices; or

○	at negotiated prices;

●	sell such shares of Common Stock:

○	on a national securities exchange;

○	in the over-the-counter market; or

○	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination;

●	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of the shares of Common Stock covered by this prospectus, which they may in turn resell; and

●	pledge the shares of Common Stock covered by this prospectus to broker-dealers or other financial institutions, which, upon a default, they may in turn resell.

The selling stockholders may also resell all or a portion of the shares of Common Stock covered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, Section 4(a)(1) under the Securities Act, if available, or any other exemption from the registration requirements that become available, rather than under this prospectus.

If underwriters are used in the sale of any shares of Common Stock covered by this prospectus, such shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Shares of Common Stock covered by this prospectus may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. We may use underwriters with whom we have a material relationship. As applicable, we will describe in each accompanying prospectus supplement the name of the underwriter(s) and the nature of any such relationship(s).

The shares of Common Stock covered by this prospectus may be sold directly or through agents designated from time to time. We will name any agent involved in the offering and sale of such shares and we will describe any commissions paid to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

Agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the agents, under agreements between us and the agents.

Agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the agents may be treated as underwriting discounts and commissions. Each accompanying prospectus supplement will identify any such agent and describe any compensation received by them from us.

In connection with sales of shares of Common Stock covered by this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell the shares of Common Stock covered by this prospectus short and the selling stockholders may deliver shares of Common Stock to close out short positions and to return borrowed shares of Common Stock in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock covered by this prospectus to broker-dealers that in turn may sell such shares of Common Stock, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock covered by this prospectus, which shares of Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock covered by this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer and donate shares of Common Stock covered by this prospectus in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A selling stockholder that is an entity may elect to make an in-kind distribution of shares of Common Stock covered by this prospectus to its members, general or limited partners or stockholders pursuant to the registration statement on Form S-3, of which this prospectus forms a part, by delivering a prospectus. To the extent that such members, general or limited partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of Common Stock pursuant to the distribution through a registration statement. Additionally, to the extent that entities, members, partners or stockholders are affiliates of ours received shares in any such distribution, such affiliates will also be selling stockholders and will be entitled to sell such shares pursuant to this prospectus.

Agents who may become involved in the sale of shares of Common Stock covered by this prospectus may engage in transactions with, and perform other services for, us in the ordinary course of their business for which they receive compensation.

In effecting sales, the selling stockholders may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders and/or from the purchasers of shares of Common Stock covered by this prospectus for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. To our knowledge, there is currently no plan, arrangement or understanding between any selling stockholders and any broker-dealer or agent regarding the sale of any shares of Common Stock by the selling stockholders.

The selling stockholders, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the shares of Common Stock covered by this prospectus may be “underwriters” under the Securities Act with respect to those shares of Common Stock and will be subject to the prospectus delivery requirements of the Securities Act. Any profit that the selling stockholders realize, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of such shares of Common Stock acquired as principal, may constitute underwriting discounts and commissions. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain liabilities under statutes including, but not limited to, Section 11, 12 and 17 of the Securities Act and Section 10(b) and Rule 10b-5 under the Exchange Act.

The securities laws of some states may require the selling stockholders to sell the shares of Common Stock covered by this prospectus in those states only through registered or licensed brokers or dealers. These laws may also require that we register or qualify such shares of Common Stock for sale in those states unless an exemption from registration and qualification is available and the selling stockholders and we comply with that exemption. In addition, the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of shares of Common Stock to engage in market-making activities with respect to such shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock covered by this prospectus and the ability of any person to engage in market-making activities with respect to such shares.

If any selling stockholder notifies us that he has entered into any material arrangement with a broker-dealer for the sale of shares of Common Stock covered by this prospectus through a block trade, special offering, exchange distribution, over-the-counter distribution or secondary distribution, or a purchase by a broker or dealer, we will file any necessary supplement to this prospectus to disclose:

●	the number of shares of Common Stock involved in the arrangement;

●	the terms of the arrangement, including the names of any underwriters, dealers or agents who purchase such shares of Common Stock, as required;

●	the proposed selling price to the public;

●	any discount, commission or other underwriting compensation;

●	the place and time of delivery for the shares of Common Stock being sold;

●	any discount, commission or concession allowed, reallowed or paid to any dealers; and

●	any other material terms of the distribution of the shares of Common Stock.

In addition, if the selling stockholder notifies us that a donee, pledgee, transferee or other successor-in-interest of the selling stockholder intends to sell any shares of Common Stock covered by this prospectus, we will file an amendment to the registration statement on Form S-3, of which this prospectus forms a part, or a supplement to this prospectus, if required.

DESCRIPTION OF CAPITAL STOCK

The following information describes our authorized capital stock, as well as certain provisions of our organizational documents and Nevada law. This description is only a summary, does not purport to be complete and is qualified in its entirety by reference to our organizational documents, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Under our articles of incorporation, as amended, we are authorized to issue up to 505,000,000 shares of capital stock, par value $0.001 per share, of which 500,000,000 are shares of Common Stock and 5,000,000 are shares of “blank check” preferred stock. As of January 9, 2026, 34,508,796 shares of Common Stock were issued and outstanding. Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The shares of Common Stock offered by this prospectus will also be fully paid and non-assessable.

Registration Rights

Pursuant to the XTI Merger Agreement, we agreed to register the resale of the shares of our Common Stock issued pursuant to the XTI Merger Agreement to David Brody, Susan R. Brody, the David E. Brody 2019 Spousal Trust and the Jason S. Brody 2019 Trust, which shares were not registered on the Company’s registration statement on Form S-4 filed in connection with the XTI Merger.

Pursuant to the July 2024 Advisory Agreement, we issued ThinkEquity’s designees an aggregate of 4,005 shares of restricted Common Stock as partial consideration for financial advisory services, and we agreed to register such shares.

Pursuant to the May 2025 Advisory Agreement, we issued ThinkEquity’s designees an aggregate of 125,000 shares of restricted Common Stock as partial consideration for financial advisory services, and we agreed to register such shares.

Preferred Stock

Our articles of incorporation permit us to issue up to 5,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our Common Stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

●	Impairing dividend rights of our Common Stock;

●	Diluting the voting power of our Common Stock;

●	Impairing the liquidation rights of our Common Stock; and

●	Delaying or preventing a change of control without further action by our stockholders.

Series 4 Preferred Stock

Our board of directors designated 10,415 shares of preferred stock as Series 4 Convertible Preferred Stock, par value $0.001 per share with a stated value of $1,000 per share (the “Series 4 Preferred Stock”). The Series 4 Preferred Stock was originally issued in our public offering of securities consummated on April 24, 2018. As of January 9, 2026, there was one share of Series 4 Preferred Stock outstanding convertible into one share of Common Stock.

Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Series 4 Preferred Stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the Series 4 Preferred Stock.

Conversion. Each share of Series 4 Preferred Stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of Common Stock determined by dividing the stated value of $1,000 by the current conversion price equal to $418,500,000 per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications.

Beneficial Ownership Limitation. A holder of the Series 4 Preferred Stock will not have the right to convert any portion of the Series 4 Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us) of the number of shares of our Common Stock outstanding immediately after giving effect to its conversion.

Dividends. Holders of the Series 4 Preferred Stock will be entitled to receive dividends equal (on an “as converted to Common Stock” basis) to and in the same form as dividends actually paid on shares of our Common Stock when, as and if such dividends are paid on shares of our Common Stock. No other dividends will be paid on shares of Series 4 Preferred Stock.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our Common Stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires more than 50% of the outstanding shares of our Common Stock, then, upon any subsequent conversion of the Series 4 Preferred Stock, the holders of the Series 4 Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon conversion in full of the Series 4 Preferred Stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series 4 Preferred Stock has no voting rights.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series 4 Preferred Stock will be entitled to receive distributions out of our assets, whether capital or surplus, of the same amount that a holder of Common Stock would receive if the Series 4 Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts will be paid pari passu with all holders of Common Stock.

Anti-Dilution Protection. The Series 4 Preferred contain an anti-dilution protection feature, to adjust the conversion price if shares of Common Stock are sold or issued for a consideration per share less than the conversion price then in effect (subject to certain exemptions), provided, that the conversion price will not be less than $418,500,000.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series 4 Preferred Stock. Shares of Series 4 Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Series 5 Preferred Stock

Our board of directors designated 12,000 shares of preferred stock as Series 5 Convertible Preferred Stock, par value $0.001 per share with a stated value of $1,000 per share (the “Series 5 Preferred Stock”). The Series 5 Preferred Stock was originally issued in our rights offering consummated on January 15, 2019. As of January 9, 2026, there were 126 shares of Series 5 Preferred Stock outstanding convertible into one share of Common Stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Series 5 Preferred Stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the Series 5 Preferred Stock.

Conversion. Each share of Series 5 Preferred Stock will be convertible at the option of the holder at any time, into the number of shares of our Common Stock determined by dividing the $1,000 stated value per share of the Series 5 Preferred Stock by a conversion price of $280,968,750 per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications.

Beneficial Ownership Limitation. Subject to limited exceptions, a holder of the Series 5 Preferred Stock will not have the right to convert any portion of the Series 5 Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us) of the number of shares of our Common Stock outstanding immediately after giving effect to its conversion.

Dividends. Holders of Series 5 Preferred Stock will be entitled to receive dividends (on an as-if-converted-to-Common-Stock basis) in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of Common Stock.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our Common Stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires more than 50% of the outstanding shares of our Common Stock, then, upon any subsequent conversion of the Series 5 Preferred Stock, the holders of the Series 5 Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon conversion in full of the Series 5 Preferred Stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series 5 Preferred Stock has no voting rights.

Liquidation. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series 5 Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of Common Stock would receive if the Series 5 Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to Common Stock, which amounts will be paid pari passu with all holders of Common Stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series 5 Preferred Stock. Shares of Series 5 Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the Nevada Revised Statutes (“NRS”) contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and Nevada Revised Statutes that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Classified Board

In accordance with the terms of our bylaws, our board of directors is divided into three classes, with members of each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As such, approximately one-third of our board of directors will be elected each year and at least two annual meetings of stockholders may be necessary to change a majority of the directors. The classification of directors makes it more difficult for stockholders to change the composition of our board of directors.

Filling Vacancies

Nevada law and our bylaws establish that any vacancies on the board of directors may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director. A vacancy in the board of directors created by the removal of a director, and not otherwise filled by the remaining directors, may be filled by the vote of a plurality of the votes cast at the annual meeting of the stockholders or at a duly called special meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Nevada law and our bylaws provide that the entire board of directors, or any individual director, may be removed from office only by vote of the holders of capital stock representing not less than two-thirds of the voting power of the issued and outstanding capital stock entitled to vote. Under Nevada law, whenever the holders of any class or series of shares are entitled to elect one or more directors, unless otherwise provided in the articles of incorporation, removal of any such director requires only two-thirds of the holders of that class or series, and not the votes of the outstanding shares as a whole.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Articles of Incorporation and Bylaws

Nevada law and our articles of incorporation give both the directors and the stockholders the power to adopt, amend or repeal the bylaws of the corporation. Any adoption, alteration, amendment, change or repeal of the bylaws by the stockholders requires an affirmative vote by a majority of the outstanding stock of the company. Any bylaw, including any bylaw that has been adopted by the stockholders may be amended or repealed by the board, unless otherwise prohibited by a bylaw adopted by the stockholders. Except for certain changes in connection with stock splits and a plan of merger, any proposal to amend, alter, change or repeal any provision of our articles of incorporation requires approval by a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, and, if the proposed amendment would adversely alter or change any preference or any relative or other right of any class or series of outstanding shares, then also by the holders of shares representing a majority of the voting power of each class adversely affected.

Nevada Statutory Provisions

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law, which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation”, and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares. Our bylaws provide that, effective as of March 12, 2024 (the closing date of the XTI Merger) (the “Closing Date”), the provisions of NRS 78.378 through 78.3793, inclusive, are not applicable to the XTI Merger Agreement and the consummation of the transactions contemplated thereby, including, without limitation, the acquisition of shares, or of rights to acquire shares, of the Company by the stockholders, or holders of rights to acquire stock, of Legacy XTI as of the Closing Date.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder”, subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Nasdaq Listing

Our Common Stock is currently traded on the Nasdaq Capital Market under the symbol “XTIA.”

LEGAL MATTERS

Mitchell Silberberg & Knupp LLP, New York, New York, will pass upon certain legal matters relating to the shares of Common Stock offered by this prospectus.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries, as of and for the years ended December 31, 2024 and 2023, have been incorporated by reference into this prospectus and registration statement of which this prospectus is a part in reliance upon the report of Marcum LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of XTI Aircraft Company as of and for the years ended December 31, 2023 and 2022, included in our Current Report on Form 8-K/A filed with the SEC on May 28, 2024, have been incorporated by reference into this prospectus and registration statement of which this prospectus is a part in reliance upon the report of Marcum LLP, independent registered public accounting firm, which includes an explanatory paragraph as to XTI Aircraft Company’s ability to continue as a going concern, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Drone Nerds, Inc. and Subsidiaries as of and for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus and registration statement of which this prospectus is a part have been so incorporated in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. Specifically, we incorporate by reference the documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) listed below:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 19, 2025, August 14, 2025 and November 19, 2025, respectively;

●	with the exception of the portions of the following filings that are furnished rather than filed, our Current Reports on Form 8-K, filed with the SEC on January 10, 2025, January 23, 2025, February 12, 2025, February 13, 2025, March 7, 2025, March 18, 2025, March 27, 2025, March 28, 2025, March 31, 2025, April 4, 2025, April 22, 2025, April 30, 2025, June 26, 2025, July 7, 2025, July 9, 2025, July 9, 2025, August 19, 2025, August 21, 2025, September 5, 2025, September 11, 2025, September 15, 2025, September 17, 2025, October 16, 2025, October 27, 2025, November 12, 2025, November 13, 2025, December 4, 2025, January 2, 2026, January 9, 2026 and January 14, 2026 and on Form 8-K/A, filed with the SEC on May 28, 2024 and September 11, 2025; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on April 7, 2014, including any amendments or reports filed with the SEC for the purposes of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus:

XTI Aerospace, Inc.

8123 InterPort Blvd., Suite C

Englewood, CO 80112

(800) 680-7412

Attention: Secretary

You may also access these filings on our website at www.xtiaerospace.com. Except for the specific documents incorporated by reference listed above, no information available on or through our website shall be deemed to be incorporated by reference in this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

XTI Aerospace, Inc.

18,031,466 Shares of Common Stock

PRELIMINARY PROSPECTUS

          , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$4,189.67
Legal fees and expenses	20,000
Accounting fees and expenses	30,000
Total	$54,189.67

Item 15. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

(1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (c) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article X of our Bylaws, as amended, provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise shall be indemnified and held harmless to the fullest extent permissible by the Nevada Revised Statutes from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith, except any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.

Item 16. Exhibits.

2.1†	Agreement and Plan of Merger, dated July 24, 2023, among Inpixon, Superfly Merger Sub Inc. and XTI Aircraft Company (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on July 25, 2023)

2.2	First Amendment to Merger Agreement, dated December 30, 2023, by and between Inpixon, Superfly Merger Sub Inc. and XTI Aircraft Company (incorporated by reference to Exhibit 2.26 to our Annual Report on Form 10-K filed with the SEC on April 16, 2024)

2.3†	Second Amendment to Merger Agreement, dated March 12, 2024, by and between Inpixon, Superfly Merger Sub Inc. and XTI Aircraft Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 15, 2024)

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 filed with the SEC on August 12, 2013)

3.2	Certificate of Amendment to Articles of Incorporation (Increase Authorized Shares) (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-1 filed with the SEC on May 22, 2017)

3.3	Certificate of Amendment to Articles of Incorporation (Reverse Split) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 10, 2014)

3.4	Articles of Merger (renamed Sysorex Global) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 18, 2015)

3.5	Articles of Merger (renamed Inpixon) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 1, 2017)

3.6	Certificate of Amendment to Articles of Incorporation (Reverse Split) (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on March 1, 2017)

3.7	Certificate of Amendment to Articles of Incorporation (authorized share increase) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 5, 2018)

3.8	Certificate of Amendment to Articles of Incorporation (Reverse Split) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 6, 2018)

3.9	Form of Certificate of Designation of Preferences, Rights and Limitations of Series 4 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 24, 2018)

3.10	Certificate of Amendment to Articles of Incorporation (Reverse Split) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 1, 2018)

3.11	Certificate of Designation of Series 5 Convertible Preferred Stock, dated as of January 14, 2019 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 15, 2019)

3.12	Certificate of Amendment to Articles of Incorporation, effective as of January 7, 2020 (Reverse Split) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 7, 2020)

3.13	Certificate of Amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock from 250,000,000 to 2,000,000,000 filed with the Secretary of State of the State of Nevada on November 18, 2021 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 19, 2021)

3.14	Certificate of Change filed with the Secretary of State of the State of Nevada on October 4, 2022 (effective as of October 7, 2022) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 6, 2022)

3.15	Certificate of Amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock from 26,666,667 to 500,000,000 filed with the Secretary of State of the State of Nevada on November 29, 2022 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 2, 2022)

3.16	Certificate of Amendment (Reverse Stock Split) (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on March 15, 2024)

3.17	Certificate of Amendment (Name Change) (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed with the SEC on March 15, 2024)

3.18	Certificate of Amendment to Articles of Incorporation, effective as of January 10, 2025 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 10, 2025)

3.19	Certificate of Designation of Preferences and Rights of Series 10 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 12, 2025)

3.20	Amended and Restated Bylaws of XTI Aerospace, Inc., effective as of August 13, 2025 (incorporated by reference to Exhibit 3.21 to our Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2025)

4.1	Pre-Funded Warrant, dated January 5, 2026 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on January 9, 2026)

4.2*	Form of Placement Agent Warrant

5.1*	Opinion of Mitchell Silberberg & Knupp LLP

23.1*	Consent of Marcum LLP (XTI Aerospace, Inc.)

23.2*	Consent of Marcum LLP (XTI Aircraft Company)

23.3*	Consent of BDO USA, P.C.

23.4*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

107*	Filing Fee Table

*	Filed herewith.
†	Certain exhibits, schedules and similar attachments have been omitted pursuant to Item 601 of Regulation S-K and the registrant undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 15, 2026.

XTI AEROSPACE, INC.

By:	/s/ Scott Pomeroy
	Name:	Scott Pomeroy
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott Pomeroy and Brooke Turk as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Scott Pomeroy	Chief Executive Officer, Chairman and Director	January 15, 2026
Scott Pomeroy	(principal executive officer)

/s/ Brooke Turk	Chief Financial Officer
Brooke Turk	(principal financial and accounting officer)	January 15, 2026

/s/ Tensie Axton	Director	January 15, 2026
Tensie Axton

/s/ David Brody	Director	January 15, 2026
David Brody

/s/ Soumya Das	Director	January 15, 2026
Soumya Das

/s/ Clinton Weber	Director	January 15, 2026
Clinton Weber